Exhibit 10.4

Voting Agreement and irrevocable proxy

Dated October 23, 2024

This Voting Agreement and Irrevocable Proxy (this “Agreement”) is entered into as of the date set forth above by and between the Stockholder set forth on the signature pages hereof (the “Holder”) and Nxu, Inc., a Delaware corporation (the “Corporation”).

Whereas, the Corporation has issued, or will issue, a share of Series B Preferred Stock to the Stockholder, and in exchange therefor, the Stockholder has agreed to the covenants and proxy set forth herein.

Now, therefore, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

Section 1. Voting Covenants.

(a)	For purposes of this Agreement, “Special Action” means each proposal, act and transaction (including without limitation any amendment or restatement of the Certificate of Incorporation of the Corporation, but excluding the election of directors) submitted for stockholder approval at or in connection with any special meeting of stockholders of the Corporation (including any adjournment, postponement or rescheduling thereof) called for the purpose of (among other things) approving a transaction among the Corporation, Nxu Merger Sub, Inc., Mxu Merger Sub, LLC and Verde Bioresins, Inc.

(b)	The Holder agrees that such Holder shall cast all of the votes to which he or she is entitled by reason of holding the Series B Preferred Stock:

(i)	“For” a Special Action if the votes cast “for” such Special Action by the holders of Class A Common Stock and Class B Common Stock exceed the votes cast “against” such Special Action by the holders of Class A Common Stock and Class B Common Stock; and

(ii)	“Against” a Special Action if the votes cast “against” such Special Action by the holders of Class A Common Stock and Class B Common Stock exceed the votes cast “for” such Special Action by the holders of Class A Common Stock and Class B Common Stock.

For the avoidance of doubt, the following shall not constitute votes cast “for” or “against”: (x) abstentions, (y) broker non-votes and (z) shares that are not present in person or by proxy at a stockholder meeting.

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(c)	With respect to the election of directors, the Holder may cast 100 of the votes to which he or she is entitled by reason of holding the Series B Preferred Stock in his or her sole discretion.

(d)	With respect to the balance of the votes on an election of directors and all other matters submitted for action by the stockholders of the Corporation that are not Special Actions, the Holder agrees that such Holder shall cast all of the votes to which he or she is entitled by reason of holding the Series B Preferred Stock in a manner that is proportionate to the manner in which all shares of Class A Common Stock and Class B Common Stock of the Corporation are voted with respect to such matters and nominees, such that, for any matter or nominee, the votes to which the Holder is entitled by reason of holding the Series B Preferred Stock shall reflect voting results with respect to “shares voted for” “shared voted against” “shares abstained” “shares withheld” “broker non-votes” and “shares not present at the meeting” proportionate to such aggregate voting results for shares of Class A Common Stock and Class B Common Stock.

Section 2. Irrevocable Proxy. The Holder hereby irrevocably grants to, and appoints, each director of the Corporation (each of whom may act alone) as such Holder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Holder to vote the Series B Preferred Stock as required herein, if the Holder purports to fail at any time to vote as required herein. The Holder hereby acknowledges that the proxy granted herein is coupled with an interest and is irrevocable.

Section 3. Term. The voting covenants and irrevocable proxy set forth in this Agreement shall be effective until the redemption of the Series B Preferred Stock, even if such covenants and proxy remain effective for more than three years.

Section 4. Other shares owned by Holder. For the avoidance of doubt, the provisions of this Agreement shall apply solely with respect to the Series B Preferred Stock and the voting power associated therewith and shall not apply to any other class or series of capital stock of the Corporation held by the Holder.

Section 5. No Certificate. The Series B Preferred Stock shall be uncertificated.

Section 6. Ownership and Transfer. The Holder may not directly or indirectly transfer the Series B Preferred Stock to any other person or entity without the prior approval of the Board of Directors (acting in its sole discretion). Any attempted transfer in violation of this paragraph shall be void and of no force or effect.

Section 7. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, regardless of any laws or legal principles that might otherwise govern under the applicable principles of conflicts of law thereof.

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Section 8. Severability. The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

Section 9. Forum. The Holder irrevocably consents to the personal jurisdiction of the Delaware Court of Chancery with respect to any dispute arising out of, relating to, or in connection with this Agreement and HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUCH DISPUTE. The Holder agrees to mailing of process or other papers to the Holder’s address as it appears on the records of the Corporation.

Section 10. Amendment. Amendments to this Agreement shall be made only upon written approval by the Holder and the Corporation.

[Signature Pages Follow]

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In witness whereof, each party hereto has caused this Agreement to be executed as of the date first written above.

NXU, INC., a Delaware corporation

By:	/s/ Annie Pratt

Name: Annie Pratt
Title: President

STOCKHOLDER:

MARK HANCHETT, an individual

/s/ Mark Hanchett

[Signature Page to Series B Preferred Stock Voting Agreement]